NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jayne Schmitt, Investor Relations
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
doug.coffey@udlp.com
(703) 312-6121

United Defense First-Quarter Net Income Up 9 Percent, Reflecting
Higher Sales in Defense Systems and Strength in Ship Repair

Net Income Increases to 78 Cents Per Share Diluted
Revenue Up 17 Percent to $547 Million

ARLINGTON, VA, April 22, 2004 — United Defense Industries, Inc. (NYSE:UDI) today reported net income of $41.9 million, or $0.78 per share on a fully diluted basis for the first quarter ended March 31, 2004. Net income rose 9 percent from $38.4 million, or $0.73 per share diluted, in the year-earlier quarter.

First-quarter revenue rose 17 percent to $547.1 million from $466.5 million a year ago. The Defense Systems segment sales were up 20 percent and generated 86 percent of the revenue growth. Ship Repair and Maintenance sales were 9 percent higher than first quarter of 2003 and accounted for 14 percent of the total revenue growth.

Several factors propelled United Defense’s strong growth in net income and revenue:

•	Robust sales growth in Defense Systems, led by Bradley Fighting Vehicle upgrades, spare parts, and continued ramp-up in development programs including the Army’s Future Combat Systems and the Navy’s new destroyer program, DD(X).

•	Continued strong sales in Ship Repair and Maintenance.

•	The acquisition of Kaiser Compositek, Cercom, and Hawaii Shipyards provided $7.0 million in sales for the quarter.

“The Company turned in a strong operating performance in the first quarter including a healthy split between our two business segments: defense systems and ship repair,” said President and Chief Executive Officer Tom Rabaut. “Our development programs have been quite successful and we look forward to the added capabilities we will realize from our recent acquisitions.”

New orders of $494 million in the quarter result in a fully funded backlog of just over $2.0 billion.

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $27.8 million in the quarter.

About United Defense Industries, Inc.
United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on form 10-K for the year ended December 31, 2003, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call
Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/915-4836 or toll (International): 973/317-5319. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, please access www.uniteddefense.com at any time beginning after 2:00 pm today through April 29, 2004 to listen to a replay of the Webcast.

United Defense Industries, Inc.
Consolidated Statement of Earnings (Unaudited)
In Millions, Except Per Share Amounts

	3 mos. ended
	3/31/04	3/31/03

Revenues	$547.1	$466.5
Costs and expenses:
Cost of sales	(435.1)	(362.6)
Selling, general and administrative expenses	(38.7)	(37.0)
Research and development	(6.6)	(1.9)

Total expenses	(480.4)	(401.5)

Income from operations	66.7	65.0
Earnings (loss) related to investments in affiliates	5.8	5.5
Net interest expense	(5.5)	(6.5)

Income before income taxes	67.0	64.0
Provision for income taxes	(25.1)	(25.6)

Net income	$41.9	$38.4

Earnings per common share:
Basic	$0.80	$0.74

Diluted	$0.78	$0.73

Weighted average common shares outstanding (in millions):
Basic	52.4	51.7

Diluted	53.4	52.7

Revenue by Program
Dollars in Millions

	3 mos. ended
	3/31/04	3/31/2003(a)

Defense Systems:
Bradley Family of Vehicles	$112.4	$89.8
Naval Ordnance (b)	73.5	48.8
Vertical Launch Systems	28.8	22.0
Combat, Engineering and Recovery Vehicles	24.9	39.4
Future Combat System (c)	67.4	43.2
Artillery Systems (d)	27.2	11.3
Assault Amphibious Vehicles	7.0	29.5
Other	68.7	56.6

Total Defense Systems	$409.9	$340.6
Ship Repair and Maintenance	137.2	125.9

Total Revenue	$547.1	$466.5

(a)	2003 revenue by program modified for changes in program categories. No changes to segment or total year revenue.

(b)	Modified to include Bofors naval ordnance program revenues previously included in “Other”.

(c)	Future Combat Systems including Non Line-of-Sight Cannon previously included in “Artillery Systems”

(d)	Modified to include Bofors artillery program revenues previously included in “Other” and move Future Combat Systems to separate category.

Cash Flow

	3 mos. ended
	3/31/04	3/31/03
Net Cash from Operating Activities	$32.9	$50.6
Net Cash used in Investing Activities:
Net Capital Spending	(5.1)	(3.4)

Free Cash Flow	$27.8	$47.2
Purchase of Kaiser Compositek	(8.3)	—
Purchase of Cercom	(21.2)	—
Purchase of Hawaii Shipyards	(16.3)	—

Cash Flow	$(18.0)	$47.2

2003 Revenue by Program (a)
Dollars in Millions

	3 mos. ended				Total
	3/31/03	6/30/03	9/30/03	12/31/03	2003
Defense Systems:
Bradley Family of Vehicles	$89.8	$121.0	$46.7	$35.1	$292.6
Naval Ordnance (b)	48.8	78.2	64.6	77.7	269.3
Vertical Launch Systems	22.0	27.3	32.0	34.1	115.4
Combat, Engineering and Recovery Vehicles	39.4	26.9	19.5	13.8	99.6
Future Combat Systems (c)	43.2	37.2	100.0	59.1	239.5
Artillery Systems (d)	11.3	44.3	24.0	28.8	108.4
Assault Amphibious Vehicles	29.5	32.9	34.6	35.0	132.0
Other	56.6	67.6	54.0	72.3	250.5

Total Defense Systems	$340.6	$435.4	$375.4	$355.9	$1,507.3
Ship Repair and Maintenance	125.9	118.1	132.5	168.8	545.3

Total Revenue	$466.5	$553.5	$507.9	$524.7	$2,052.6

(a)	2003 revenue by program modified for changes in program categories. No changes to segment or total year revenue.

(b)	Modified to include Bofors naval ordnance program revenues previously included in “Other”.

(c)	Future Combat Systems including Non Line-of-Sight Cannon previously included in “Artillery Systems”

(d)	Modified to include Bofors artillery program revenues previously included in “Other” and move Future Combat Systems to separate category.